Exhibit 10(ee)

AMENDMENT TO

THE BANK OF NEW YORK COMPANY, INC.

2003 LONG-TERM INCENTIVE PLAN

WHEREAS, the 2003 Long-Term Incentive Plan of The Bank of New York Company, Inc. (the “Plan”) was adopted by the Board of Directors of The Bank of New York Company, Inc. (the “Company”), effective as of June 1, 2003; and

WHEREAS, Section 16 of the Plan provides that the Board of Directors (the “Board”) may amend the Plan at any time, except in certain respects not material hereto; and

WHEREAS, pursuant to Section 4.4 of the By-Laws of the Company and Section 712 of the New York State Business Corporation Law, the Board’s Executive Committee has and may exercise all of the powers and authority of the Board while the Board is not in session; and

WHEREAS, the Executive Committee has amended the Plan, effective as of December 28, 2005;

NOW, THEREFORE, subject to the above, the first paragraph of Section 11 of the Plan is hereby amended and restated, effective as of December 28, 2005, to read as follows:

In the event of a Change in Control, as hereinafter defined, (i) the restrictions applicable to all shares of restricted stock and restricted share units shall lapse and such shares and share units shall be deemed fully vested, (ii) all restricted stock granted in the form of share units shall be paid in cash, (iii) 200% of all performance shares granted in the form of shares of Common Stock or share units shall be deemed to be earned in full and fully vested, (iv) 200% of all performance shares granted in the form of share units shall be paid in cash, and (v) each Participant who holds a stock option that is not exercisable in full shall be entitled to receive, at the discretion of the Committee, either a cash payment or shares of Common Stock as provided below with respect to the portion of the stock option which is not then exercisable. The amount of any cash payment in respect of a restricted share unit or performance share unit shall be equal to: (A) in the event the Change in Control is the result of a tender offer or exchange offer for Common Stock, the higher of the final offer price per share paid for the Common Stock or the highest Fair Market Value of the Common Stock during the 90-day period ending on the date of the Change in Control or (B) in the event the Change in Control is the result of any other occurrence, the highest Fair Market Value of the Common Stock during the 90-day period ending on the date of the Change in Control. The amount to be paid or the Fair Market Value of Common Stock to be received in respect of the portion of any stock option which is not exercisable shall be equal to the result of multiplying the number of shares of Common Stock covered by such portion of the stock option by the difference between (x) the per share value of Common Stock determined pursuant to the preceding sentence, or such lower price as the Committee may determine with respect to any incentive stock option to preserve its incentive stock option status, and (y) the per share exercise price of such stock option.

IN WITNESS WHEREOF, The Bank of New York Company, Inc. has caused this amendment to be executed by its duly authorized officers this 30th day of December, 2005.

/s/ Thomas A. Renyi
Thomas A. Renyi

ATTEST:

/s/ Patricia A. Bicket
Assistant Secretary